NEWS from
801 Louisiana, Suite 700
Houston, Texas 77002
Main: (713) 780-9494
Fax: (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES FIRST QUARTER
FINANCIAL AND OPERATIONAL RESULTS

●
Net Production Volumes for the Quarter Increased by 17% Over the Prior Year Period and 3% Sequentially to an Average of 88,600 Mcfe per Day.  Company Maintains its 15 – 25% Annual Production Volume Growth Guidance

●	Capital Expenditures for the Quarter Decreased by 54% Over the Prior Year Period and 7% Sequentially to $40.1 Million, On Delayed Completion Activities

●	Company Maintains its $255 Million Capital Expenditure Budget, With 20% Allocated to the Eagle Ford Shale Oil Play

●	Excluding Non-Recurring Items, Total Per Unit Operating Expenses Reduced by 22% from the Prior Year Period

●	Hedging Strategy Positively Impacts Net Income

●
Company Exits the Quarter with $300 Million of Liquidity, Comprised of $100 Million in Cash and Short Term Investments and an Increase to $200 Million of Available Borrowings Under Its Senior Credit Facility

Houston, Texas – May 5, 2010. Goodrich Petroleum Corporation (NYSE: GDP) today announced its financial and operating results for the first quarter ended March 31, 2010.

PRODUCTION

Net production volumes in the quarter increased by 17% to 8.0 billion cubic feet equivalent ("Bcfe"), or an average of approximately 88,600 Mcfe per day, versus 6.8 Bcfe, or an average of approximately 75,800 Mcfe per day in the prior year period.  Average net daily production volumes for the quarter were up 3% sequentially from the fourth quarter of 2009, despite significant completion delays which resulted in only two net wells added to production in the quarter.

The Company expects net daily production volumes to average between 87,000 – 91,000 Mcfe per day for the second quarter of 2010 and maintains full year guidance of 15 – 25% production growth over 2009.  As the Company moves to diversify its production to include more oil from its recently announced acquisition in the Eagle Ford Shale and assuming successful completion of the 2010 Eagle Ford Shale drilling program, it expects net crude oil and liquids volumes to reach 5 – 10% of total production by year end, up from approximately 2% in the current quarter.

NET INCOME

Net income applicable to common stock for the quarter was $2.8 million, or $0.08 per share, versus $1.6 million, or $0.05 per share for the prior year period, as revenues increased with production volume growth and lower operating expenses.  Net income applicable to common stock was positively affected in the quarter by a gain on derivatives not designated as hedges of $34.7 million, versus a gain of $37.0 million in the prior year period.

Net income (loss) adjusted for certain non-recurring items ($33.6 million in unrealized gains on derivatives not designated as hedges, $8.5 million for litigation mentioned below, $0.9 million in compensation cost related to the resignation of an officer of the Company, $0.9 million in additional 2009 compensation costs paid in 2010 and $0.4 million in 3-D seismic for Angelina River Trend), a non-GAAP measure, was a net loss of $20.1 million, or ($0.56) per basic and diluted share.

CASH FLOW

Earnings before interest, taxes, DD&A and exploration ("EBITDAX") for the quarter, decreased by approximately 23% to $24.0 million compared to $31.0 million in the prior year period (see accompanying table for a reconciliation of EBITDAX, a non-GAAP measure, to net cash provided by operating activities).

Discretionary cash flow ("DCF"), defined as net cash provided by operating activities before changes in working capital, decreased by 63% to $10.2 million in the quarter from $27.7 million in the prior year period (see accompanying table for a reconciliation of DCF, a non-GAAP measure, to net cash provided by operating activities).  DCF was negatively impacted by the $8.5 million accrued for litigation in the quarter.  Net cash provided by operating activities was $18.8 million for the quarter, down from $36.3 million in the prior year period.

EBITDAX, DCF and net cash provided by operating activities include a realized gain of $1.1 million on derivatives not designated as hedges in the quarter, compared to the $21.0 million realized gain in the prior year period.

REVENUES

Total revenues for the quarter increased by approximately 42% to $40.5 million compared to $28.5 million for the prior year period.  Revenues were positively impacted by production volume growth of 17% over the prior year period and higher realized prices of $5.07 per Mcfe versus $4.17 per Mcfe.  Total revenues and average prices received in the quarter and the prior year period do not include realized gains of $1.6 million and $21.1 million respectively, received on the Company's settled natural gas derivatives, none of which were designated as hedges during the quarters.

OPERATING INCOME

Operating income (loss) (defined as revenues less lease operating expenses, production taxes, transportation, DD&A, exploration and general and administrative expenses), was a loss of $21.3 million for the quarter, versus a loss of $27.5 million for the prior year period.  The primary reason for the decrease in operating loss from the prior year period was largely the result of increased revenues, coupled with lower operating expenses, primarily driven by a 23% reduction in per unit DD&A expense partially offset by $8.5 million in litigation costs booked in the quarter and addressed below.

Operating income (loss) adjusted for certain non-recurring items ($8.5 million for litigation mentioned below, $0.9 million in compensation cost related to the resignation of an officer of the Company, $0.9 million in additional 2009 compensation costs paid in 2010 and $0.4 million in 3-D seismic for Angelina River Trend), a non-GAAP measure, was a loss of $10.6 million versus an operating loss (GAAP) of $21.3 million.  Our operating margins using this non-GAAP measure improved $16.9 million compared to the prior year quarter.

OPERATING EXPENSES

Lease operating expenses (LOE) decreased by 20% to $7.2 million in the quarter versus $9.0 million in the prior year period.  LOE decreased by 31% on a per unit basis to $0.91 per Mcfe in the quarter from $1.32 per Mcfe in the prior year period.  The lower per unit LOE was primarily driven by reduced salt water disposal and compression costs, as well as higher per well production volumes from the Company's Haynesville Shale production, which comprised 44% of the Company's volumes for the quarter.

Depreciation, depletion and amortization ("DD&A") expense decreased to $30.2 million ($3.79 per Mcfe) for the quarter from $33.7 million ($4.94 per Mcfe) from the prior year period, which represents a 23% decrease on a per unit basis.  The lower DD&A rate for this quarter reflects the impact of the Haynesville Shale reserves, which carry lower finding and development costs, and the impairment from the fourth quarter of 2009 resulting primarily from the write down of the Company's vertical Cotton Valley proved undeveloped reserves.

General and administrative (G&A) expenses totaled $9.4 million for the quarter, or $1.18 per Mcfe, up from $7.1 million, or $1.04 per Mcfe, during the prior year period.  G&A for the quarter includes non-recurring expenses of $1.7 million, of which approximately 50% is associated with the resignation of an officer of the Company.  Included in G&A expenses, the Company recorded a non-cash expense related to stock based compensation for its officers, employees and directors of $2.5 million for the quarter, which was up from $1.6 million for the prior year period.

Operating expenses adjusted for certain non-recurring items ($8.5 million for litigation mentioned below, $0.9 million in compensation cost related to the resignation of an officer of the Company, $0.9 million in additional 2009 compensation costs paid in 2010 and $0.4 million in 3-D seismic for Angelina River Trend), a non-GAAP measure, was $51.1 million, versus operating expenses (GAAP) of $61.8 million.

Other Expenses.  On April 29, 2010, the First Judicial Court of Caddo Parish, Louisiana granted a summary judgment motion against the Company in a case involving a dispute over the interpretation of a "most favored nations" provision in an oil and gas lease covering 317 acres in Caddo Parish taken by the Company in May 2008, pursuant to which the Company paid a bonus of $1,000 per acre.  This provision states that, in the event the Company acquires a subsequent lease in an area surrounding the original lease and pays a greater bonus with respect to the subsequent lease, the lessor is to be paid the difference between the higher bonus and the original bonus.  The Company did not acquire any subsequent leases, which would have triggered an additional payment under this provision.  However, in July 2008, unknown to the Company, a subsequent sub-lessee of the Company acquired a lease within the area covered by the most favored nations clause and paid a bonus equal to $25,000 per acre.  The acreage acquired by the sub-lessee of the Company was within the area of the most favored nations clause, but outside the Company's area of mutual interest or AMI with the sub-lessee of the Company.  Notwithstanding this transaction was at the sole cost and for the sole benefit of the Company's sub-lessee, the lessor alleged a breach of the most favored nations clause in the lease with the Company and sought damages of $7.6 million plus interest.

As a result of this ruling and to adhere to the most conservative accounting possible, the Company expensed the total potential liability at this time, or $8.5 million inclusive of interest, as a non-cash charge in the quarter.  This accounting treatment allocates all of any potential liability to the Company and does not address any portion of this liability that may eventually be assumed by the sub-lessee.  The Company strongly disagrees with the Court's legal conclusion in granting the motion for summary judgment and will vigorously pursue an appeal of this order.  In addition, the Company will aggressively pursue all avenues of legal recourse in defending its position and against any and all relevant parties for any eventual damages in this matter, if any.

INTEREST EXPENSE

Interest expense increased to $9.1 million in the quarter from $5.2 million in the prior year period, due primarily to our 5% convertible senior notes issued in September 2009.  Of the $9.1 million in interest expense for the quarter, only $4.4 million represents ongoing cash interest expense.  The remaining $4.7 million represents non-cash charges related to the amortization of deferred financing costs and debt discounts.

LIQUIDITY

The Company exited the quarter with $100.9 million in cash and short term investments.  The Company's bank group approved an increase of its borrowing base under its senior credit facility to $200 million on April 20, 2010.  Currently, the Company has zero outstanding on its senior credit facility.  The Company believes that its strong liquidity position of $300 million, along with cash flow from operations, provides ample liquidity to fund the Company's development plans into 2011.

CAPITAL EXPENDITURES

Capital expenditures for the quarter totaled $40.1 million, compared to $87.2 million in the prior year period.  The Company conducted drilling operations on 16 gross (7 net) wells in the quarter, with 6 gross (2 net) wells added to production, with a 100% success rate.  Of the $40.1 million in capital expenditures for the quarter, approximately $36.2 million, or 90% of the total was associated with the drilling and/or completion of 20 gross (8 net) wells.  Additionally, the Company spent approximately $2.6 million on leasehold acquisitions and $1.3 million on workovers, recompletions and other miscellaneous expenditures.

During the quarter, the Company had three operated rigs and two non-operated rigs working in the area of East Texas and North Louisiana.  The Company currently has four operated rigs and intends to move one to the Eagle Ford Shale oil play in June of this year.

OPERATIONAL UPDATE

South Texas Eagle Ford Shale Oil Play

As previously announced, we have entered into agreements to acquire 50,000 gross (35,000 net) acres in the oil window of the Eagle Ford Shale play in LaSalle and Frio Counties, Texas.  The Company plans to move one rig down to the Eagle Ford Shale in June of this year to commence drilling operations, with 8 – 10 gross wells expected to be drilled in 2010.

DRILLING

During the first quarter of 2010, the Company conducted drilling operations on 16 gross (7 net) horizontal wells in the East Texas, North Louisiana area, of which 15 gross (6 net) wells targeted the Haynesville Shale and 1 gross (1 net) targeted the Cotton Valley Taylor sand.  During the same period, the Company reached total depth on 13 gross (5 net) wells and added 6 gross (2 net) wells to production.  At the end of the quarter, the Company had 14 gross (5 net) wells waiting on completion.

CORE PROPERTIES

Louisiana

Bethany Longstreet Field, Caddo and DeSoto Parishes, Louisiana.  In the Bethany Longstreet field, the Company conducted drilling operations on 10 gross (3 net) Haynesville Shale horizontal wells during the quarter.  In addition, the Company reached total depth on 9 gross (3 net) wells and added a total of 5 gross (2 net) wells to production during the quarter.

Within the existing joint development agreement with Chesapeake Energy Corporation ("Chesapeake"), the Company is currently running three rigs and conducting completion operations on seven wells.

Also in the Bethany Longstreet field but outside of the joint development agreement with Chesapeake, the Company, as operator, has drilled and completed the Garland 24H-1 (24% WI), with an initial production rate of 14,500 Mcfe per day on a 22/64 inch choke with 7,300 psi.

Greenwood Waskom/Metcalf Fields, Caddo Parish, Louisiana.  The Company, as operator, has also successfully drilled and completed the Wayne Bryan 3H-1 (78% WI), its second Haynesville Shale well in the Greenwood Waskom/Metcalf Field area, with an initial production rate of 17,000 Mcfe per day on a 22/64 inch choke with 7,500 psi.  The Company is currently completing its Wayne Bryan 4H-1 (74% WI), with results expected in the second quarter.

MANAGEMENT COMMENTS

Commenting on the first quarter results, Walter G. "Gil" Goodrich, Vice-Chairman and CEO stated, "During the quarter we achieved our objectives of growing our production, preserving our balance sheet and prudently adding to our acreage position.  We are pleased to announce our bank group has increased our borrowing base to $200 million, which coupled with just over $100 million in cash and short term investments allowed us to maintain approximately $300 million in total liquidity as we entered the second quarter.  Our strategy of hedging a meaningful percentage of our future production volumes once again provided benefits, with a recorded gain on derivatives of approximately $35 million.  While considerable uncertainty remains in 2010 regarding the timing and availability of the fracturing and pressure pumping crews and equipment required to complete our wells, we currently believe there is sufficient visibility pertaining to crews and equipment to allow us to reaffirm our expectations regarding our full year 2010 production growth forecast of 15 – 25% compared to 2009.  Finally, we are moving very rapidly and aggressively to begin development of our recently acquired position in the oil window of the Eagle Ford Shale and expect the acquisition and reallocation of capital to crude oil will begin to make a meaningful impact by the end of this year."

OTHER INFORMATION

In this press release, the Company refers to two non-GAAP financial measures, EBITDAX and   discretionary cash flow.  Management believes that each of these measures is a good financial indicator of the Company's ability to internally generate operating funds.  Management also believes that these non-GAAP financial measures of cash flow provide useful information to investors because they are widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and natural gas exploration and production industry.  Neither discretionary cash flow nor EBITDAX should be considered an alternative to net cash provided by operating activities, as defined by GAAP.

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as "forward looking statements" within the meaning of the Securities Litigation Reform Act.  They are subject to various risks and uncertainties, such as availability of drilling rigs and completion crews and equipment, financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Initial production rates stated in this release are expected to differ substantially from longer term average production rates.  Forward looking estimates of production growth assume drilling results comparable to recent prior periods, which may not be realized.  The Company is commencing its initial operations in the Eagle Ford Shale and the success of its drilling and completion strategy is subject to more uncertainty relative to areas where the Company has already established drilling and production history.

Goodrich Petroleum Corporation is an independent oil and gas exploration and production company listed on the New York Stock Exchange.  Substantially all of its properties are located in Louisiana and Texas.

GOODRICH PETROLEUM CORPORATION
Selected Income Data
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Total Revenues	$40,455	$28,461

Operating Expenses
Lease operating expense	7,232	8,996
Production and other taxes	963	1,488
Transportation	2,453	2,588
Depreciation, depletion and amortization	30,213	33,658
Exploration	2,979	2,220
General and administrative	9,446	7,057
Other	8,500	-

Operating loss	(21,331)	(27,546)

Other income (expense)
Interest expense	(9,120)	(5,208)
Interest income and other	53	246
Gain on derivatives not designated as hedges	34,729	37,006

	25,662	32,044

Income before income taxes	4,331	4,498
Income tax expense	-	(1,354)
Net income	4,331	3,144

Preferred stock dividends	1,512	1,512

Net income applicable to common stock	$2,819	$1,632

Per Common Share
Net income applicable to common stock - basic	$0.08	$0.05
Net income applicable to common stock - diluted	$0.08	$0.05

Weighted average common shares outstanding - basic	35,858	35,970
Weighted average common shares outstanding - diluted	35,949	36,075

GOODRICH PETROLEUM CORPORATION
Selected Cash Flow Data (In Thousands):
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009

Calculation of EBITDAX:

Revenue	$40,455	$28,461
Lease operating expense	(7,232)	(8,996)
Production and other taxes	(963)	(1,488)
Transportation	(2,453)	(2,588)
G&A - cash portion only	(6,937)	(5,426)
Realized gain on derivatives not designated as hedges	1,085	21,026
EBITDAX	$23,955	$30,989

Reconciliation of EBITDAX to Net Cash Provided by Operating Activities:

EBITDAX	$23,955	$30,989
Exploration	(2,979)	(2,220)
Prospect amortization	1,605	1,524
Exploration non-cash	475	101
Interest expense	(4,371)	(2,961)
Interest income and other	53	246
Other expense	(8,500)	-
Current Income taxes	-	4
Net changes in working capital	8,529	8,574
Net cash provided by operating activities (GAAP)	$18,767	$36,257

Reconciliation of Discretionary Cash Flow to Net Cash Provided by Operating Activities:

Discretionary cash flow	$10,238	$27,683
Net changes in working capital	8,529	8,574
Net cash provided by operating activities (GAAP)	$18,767	$36,257

Selected Operating Data:

	Three Months Ended
	March 31,
	2010	2009

Production:
Natural gas (MMcf)	7,780	6,545
Oil and condensate (MBbls)	33	45
Total (Mmcfe)	7,978	6,818

Average sales price per unit:
Natural gas (per Mcf)	$4.87	$4.11
Oil (per Bbl)	75.99	33.50
Natural gas and oil (per Mcfe)	5.07	4.17

Expenses per Mcfe:
Lease operating expense	$0.91	$1.32
Production and other taxes	0.12	0.22
Transportation	0.31	0.38
DD&A	3.79	4.94
Exploration	0.37	0.33
General and administrative	1.18	1.04
Other	1.07	-

GOODRICH PETROLEUM CORPORATION
Supplementary Data (In Thousands):
(Unaudited)

Supplementary information:

	Three Months Ended
	March 31,
	2010	2009

Realized gain on derivatives not designated as hedges	$1,085	$21,026
Unrealized gain on derivatives not designated as hedges	33,644	15,980
Gain on derivatives not designated as hedges (GAAP)	$34,729	$37,006

Cash interest expense	$4,371	$2,961
Amortization of debt discount and finance costs	4,749	2,247
Interest expense (GAAP)	$9,120	$5,208

Cash general and administrative expense	$6,937	$5,426
Stock based compensation (non-cash)	2,509	1,631
General and administrative expense (GAAP)	$9,446	$7,057

Net income adjusted for non-recurring items below	$(20,143)
Unrealized gains on derivatives not designated as hedges	33,644
Other – Hoover Tree Farm litigation	(8,500)
G&A – Resignation of an officer of the company	(867)
G&A – Additional 2009 compensation costs paid in 2010	(875)
Exploration – Angelina River Trend 3-D seismic	(440)
Net income applicable to common stock (GAAP)	$2,819

Per Common Share (basic):
Net income adjusted for non-recurring items below	$(0.56)
Unrealized gains on derivatives not designated as hedges	0.94
Other – Hoover Tree Farm litigation	(0.24)
G&A – Resignation of an officer of the company	(0.02)
G&A – Additional 2009 compensation costs paid in 2010	(0.03)
Exploration – Angelina River Trend 3-D seismic	(0.01)
Net income applicable to common stock (GAAP)	$0.08

Per Common Share (diluted):
Net income adjusted for non-recurring items below	$(0.56)
Unrealized gains on derivatives not designated as hedges	0.94
Other – Hoover Tree Farm litigation	(0.24)
G&A – Resignation of an officer of the company	(0.02)
G&A – Additional 2009 compensation costs paid in 2010	(0.03)
Exploration – Angelina River Trend 3-D seismic	(0.01)
Net income applicable to common stock (GAAP)	$0.08

Operating expense adjusted for non- recurring items below	$51,104
Other – Hoover Tree Farm litigation	8,500
G&A – Resignation of an officer of the company	867
G&A – Additional 2009 compensation costs paid in 2010	875
Exploration – Angelina River Trend 3-D seismic	440
Operating expense (GAAP)	$61,786

Operating loss adjusted for non-recurring items below	$(10,649)
Other – Hoover Tree Farm litigation	(8,500)
G&A – Resignation of an officer of the company	(867)
G&A – Additional 2009 compensation costs paid in 2010	(875)
Exploration – Angelina River Trend 3-D seismic	(440)
Operating loss (GAAP)	$(21,331)

CONTACT:  Robert C. Turnham, Jr., President of Goodrich Petroleum Corporation, +1-713-780-9494, or fax +1-713-780-9254